Preliminary Copies

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0059 Expires: January 31, 2008 Estimated average burden hours per response.. 14

SCHEDULE 14A (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to § 240.14a-12

CORPORATE REALTY INCOME FUND I, L.P.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Depository Units of Limited Partnership Interests

(2)	Aggregate number of securities to which transaction applies:

2,983,531

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$42.00 per unit, the estimated liquidating distribution to be made to unitholders.

(4)	Proposed maximum aggregate value of transaction:

$125,308,302

(5)	Total fee paid:

$13,408.00

Preliminary Copies

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Preliminary Copies

CORPORATE REALTY INCOME FUND I, L.P.
475 Fifth Avenue
New York, New York 10017
(212) 696-0701

To Our Unitholders:

     We are asking for your approval of a plan for the liquidation of Corporate Realty Income Fund I, L.P. (the “Partnership”). Approval of the plan requires the affirmative vote of a majority of the outstanding Depositary Units of Limited Partnership Interest.

     In its simplest terms, the liquidation calls for the sale of the Partnership’s three remaining properties (and its other miscellaneous assets), the dissolution of the Partnership, the payment of its remaining obligations, and the distribution of the net proceeds. We currently estimate that this process will result in each Depositary Unit of Limited Partnership Interest receiving cash in the amount of approximately $42.00 (less withholding taxes for non-residents of New York and California). Also we hope that this entire process will occur during the first quarter of 2007.

     The General Partners of the Partnership strongly recommend that the Unitholders approve the proposed plan of liquidation. An affiliate of the General Partners owns 24.3% of the total number of Depositary Units of Limited Partnership Interest and will vote to approve the proposed plan of liquidation.

     Accompanying this letter you will find our Proxy Statement, which describes in some detail the matters to be considered and acted upon and provides certain other information about the Partnership. We have also enclosed a Proxy Card.

     Regardless of the number of Units you hold, we encourage you to cast your vote. You may vote by mailing the enclosed Proxy Card in the envelope provided. You will find voting instructions in the Proxy Statement and on the enclosed Proxy Card. If you have additional questions, please call Madeline Matlak at (800) 633-3392 or (212) 696-0701.

Very truly yours,

/s/ Robert F. Gossett, Jr.
Robert F. Gossett, Jr.
Individual General Partner and
President, 1345 Realty Corporation,
Corporate General Partner

New York, NY
January 11, 2007

Preliminary Copies

SUMMARY TERM SHEET
DISSOLUTION AND LIQUIDATION PROPOSAL

     We are asking our unitholders to approve the Plan of Complete Dissolution and Liquidation substantially in the form attached as Annex A to this Proxy Statement (the “Plan”), the dissolution of the Partnership in accordance with the terms of the Plan, and an amendment to our partnership agreement to facilitate and expedite the liquidation of the Partnership.

     The following briefly outlines the material terms of the proposed dissolution, but does not summarize all of the information regarding the proposed dissolution and liquidation of the Partnership that is contained elsewhere in this Proxy Statement. This information is provided to assist our unitholders in their review of this Proxy Statement and in considering the proposed dissolution and liquidation, which is submitted for consent in lieu of a meeting. However, this Summary Term Sheet may not contain all of the information that is important to you. To understand fully the dissolution and liquidation being submitted for approval, you should carefully read this Proxy Statement and the accompanying copy of our Plan of Complete Dissolution and Liquidation in their entirety.

●     If the Plan, our dissolution, and the amendment to our partnership agreement are approved, we will:

  complete the liquidation of our remaining assets;

  pay or attempt adequately to provide for the payment of our known obligations;

  establish a reserve to pay for ongoing winding-up and reporting activities and to provide for the satisfaction of unknown or additional liabilities;

  transfer any remaining assets and liabilities to an affiliate of the General Partners upon payment of the net value of such assets and liabilities;

  make distributions to our partners and unitholders of any available liquidation proceeds; and

  file a certificate of cancellation with the Delaware Secretary of State.

●     Uncertainties are inherent in the settlement amount of our remaining liabilities and expenditures we will face during liquidation as well as the sale of our properties, all of which ordinarily would make it difficult to predict with precision or certainty specific amounts, or timing, of liquidation distributions, if any. However, all three of our remaining properties are under contract to be sold to third parties. An affiliate of the General Partners has agreed to guarantee the sale of two such properties pursuant to the terms of those agreements. Further, that affiliate has agreed to assume any liabilities that may arise after dissolution, liquidation, and termination of the Partnership. The amendment to our partnership agreement would permit those transactions with that affiliate. As a result, we are able to predict with a much greater degree of certainty the amount of liquidation distributions that should be made to the partners and unitholders. We currently estimate that such distributions will amount to approximately $42.00 per unit. To the extent we receive less from liquidating our assets, or we expend more in liquidation than we anticipate, liquidating distributions would be less than our current estimate.

●     To facilitate and expedite the dissolution and liquidation of the Partnership and the payment of a liquidating distribution to partners and Unitholders, the Partnership may transfer certain or all of its properties and assets to one or more wholly-owned subsidiaries of the Partnership.

●     As a result of our dissolution and liquidation, for federal income tax purposes unitholders will recognize a gain or loss equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of any property distributed to them (reduced by any liability assumed or taken subject to), and (2) their tax basis in their units. Any loss generally will be recognized when the final distribution from us has been received. You should consult your tax advisor as to the tax effects of the Plan and our dissolution in your particular circumstances.

-i-

Preliminary Copies

●     For state income tax purposes, unitholders who do not reside in New York and/or California may be a subject to withholding taxes with respect to payments received pursuant to the dissolution and liquidation. The withholding tax is typically imposed at that state’s maximum rate, which may require withholding an amount approximately equal to $2.70 per unit with respect to the sale of the New York building ($2.96 for corporate unitholders). Any such withholding taxes are not additional taxes, but are credited against the unitholder’s state income tax liability.

●     Under Delaware law, if we fail to create an adequate contingency reserve or if such reserve and the assets held by any Partnership subsidiaries are insufficient to satisfy the ultimate aggregate amount of the Partnership’s expenses and liabilities, each partner and unitholder could be held liable for amounts due creditors to the extent of distributions the partner and unitholder received from the Partnership.

●     Under Delaware law, unitholders will not have dissenters’ appraisal rights in connection with the Plan, our dissolution, or the amendment to our partnership agreement.

●     The Partnership may modify, amend or abandon the Plan to the extent permitted by the Delaware Revised Uniform Limited Partnership Act. For example, if our New York property is not sold pursuant to the agreement described in this Proxy Statement, the Plan might be abandoned or materially amended. The Plan cannot be amended or modified under circumstances that would require additional unitholder solicitations under the Delaware Revised Uniform Limited Partnership Act or the federal securities law, unless we comply with the applicable provisions of such laws.

●     If our unitholders do not vote to approve the Plan, our dissolution, and the amendment to our partnership agreement, the General Partners will explore what, if any, alternatives are available for the future of the Partnership, particularly in light of the fact that the Partnership needs to sell one or more of its properties to fund capital and tenant improvements and leasing commissions at its remaining properties and to pay down its accounts payable and accrued expenses. However, the General Partners do not presently believe that there are viable alternatives to the Plan.

●     THE GENERAL PARTNERS RECOMMEND THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PLAN, OUR DISSOLUTION, AND THE AMENDMENT TO OUR PARTNERSHIP AGREEMENT.

-ii-

Preliminary Copies

TABLE OF CONTENTS

SUMMARY TERM SHEET
Caution Regarding Forward-Looking Statements		1
Questions and Answers About the Consent Solicitation and Related Matters		2
PROXY STATEMENT		4
Introduction		4
Voting and Votes Required		4
Voting Securities and Principal Holders Thereof		5
Approval of Plan, Dissolution, and Amendment		6
General		6
Partnership Properties		7
Other Partnership Assets		10
Estimated Distributions		11
The Amendment		12
Factors That Our Unitholders Should Consider in Deciding Whether to Approve the Plan, Our
Dissolution, and the Amendment		12
Background and Reasons for the Plan		15
Certain Interests of the General Partners and their Affiliates in
Approval and Implementation of the Plan		17
Dissolution Under Delaware Law		18
Principal Provisions of the Plan		18
Certain Federal Income Tax Consequences		22
Votes Required and General Partners’ Recommendation		24
Other Matters		24
Cost of Solicitation		24
Annual Report and Financial Statements		24
Householding of Consent Materials		24
Where You Can Find Additional Information		25

Plan of Complete Dissolution and Liquidation	Annex A
Amendment to Amended and Restated Agreement of Limited Partnership	Annex B

     -iii-

Preliminary Copies

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements, including statements concerning the value of the Partnership’s net assets, the anticipated liquidation value per unit of our Depositary Units of Limited Partnership Interests, and the timing and amounts of any distributions of liquidation proceeds to unitholders. The Partnership intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements such as these involve known and unknown risks, uncertainties and other important factors that could cause the Partnership’s actual results, performance or achievements, or other subjects of such statements, to differ materially from the Partnership’s expectations regarding such matters expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the proceeds from the sale of our non-cash assets could be lower than anticipated, and that the amount required for the settlement of our liabilities could be higher than expected, all of which could substantially reduce the amount available for distribution to our unitholders. Although the Partnership believes that the expectations reflected in its forward-looking statements contained in this Proxy Statement and accompanying materials are reasonable, it cannot guarantee future events or results. Except as may be required under federal law, the Partnership undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

Preliminary Copies

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION AND RELATED
MATTERS

     These Questions and Answers highlight some of the information contained elsewhere in this Proxy Statement. They are provided to assist our unitholders in their review of this Proxy Statement and in considering certain matters to be acted upon by written consent. However, they may not contain all of the information that is important to you. To understand fully the proposals being submitted for approval, as well as the procedures for voting, you should carefully read this Proxy Statement in its entirety.

Q: What matters will be presented for action by written consent?
A: The proposal to be submitted for consideration by our unitholders is whether to approve the Plan, the dissolution of the Partnership in accordance with the terms of the Plan, and the amendment to our partnership agreement.

Q: Who is entitled to vote?
A: The General Partners have selected the close of business on January 1, 2007 as the Record Date. Unitholders of record as of the Record Date are entitled to vote on this proposal. A list of unitholders entitled to vote will be available for examination by any unitholder, for any purpose germane to the proposal, at our principal offices during normal business hours starting on the Record Date.

Q: How many units are outstanding?
A: As of the Record Date, there were 2,983,531 units outstanding.

Q: What are the units?
A: Units are depositary units of limited partnership interests. They represent an indirect interest in the Partnership’s profits, losses, and distributions. The units entitle the holders to all of the economic benefits of limited partnership interests in the Partnership, but not to the right to vote directly on matters submitted to the partners. Unitholders can vote only by completing, signing, and delivering a Proxy Card to the Assignor Limited Partner.

Q: How many votes are entitled to be cast in respect of each unit?
A: Each unit is entitled to one vote, but only by giving a proxy to the Assignor Limited Partner to vote its corresponding limited partnership interest.

Q: What vote is required to approve the Plan, our dissolution, and the amendment to our partnership agreement?
A: The affirmative vote of a majority of the outstanding units on the Record Date is necessary to approve the Plan, our dissolution, and the amendment to our partnership agreement.

Q: What is the effect if I do not return my Proxy Card and do not vote?
A: If you do not return your Proxy Card, the effect will be a vote against the proposal to approve the Plan, our dissolution, and the amendment to our partnership agreement. Abstentions also will have the effect of a vote against the Plan, our dissolution, and the amendment to our partnership agreement.

Q: Can I change my vote after I have signed and mailed my Proxy Card?
A: Yes. If you return your Proxy Card and you later change your mind, you may change your vote or revoke the proxy at any time before a vote is taken by:

  informing the Assignor Limited Partner in writing that you are revoking the proxy; or

  completing, executing, and delivering a Proxy Card bearing a later date.

Q: Can I still sell my units?
A: You may sell your units at this time. There is no active public trading market for the units, although a limited volume of transfers do occur. We expect to restrict transfers of the units following approval of the Plan, our dissolution, and the amendment to our partnership agreement. The units will be treated as no longer outstanding on the effective date of filing a certificate of cancellation.

 Preliminary Copies

Q: What do I need to do now?
A: After carefully reading and considering the information contained in this Proxy Statement, including the copy of the Plan included as Annex A and the copy of the amendment to our partnership agreement annexed as Annex B, you should complete and sign your Proxy Card and return it in the enclosed postage prepaid return envelope as soon as possible, so that your units will be voted.

Q: How can I get additional information and documents?
A: If you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact our Fund Administrator, Madeline Matlak, at:

475 Fifth Avenue
New York, NY 10017
(800) 633-3392.

You also may view, download, and print our public filings from the Securities and Exchange Commission’s web site at www.sec.gov.

Preliminary Copies

CORPORATE REALTY INCOME FUND I, L.P.
475 Fifth Avenue
New York, New York 10017
____________________________________________________

PROXY STATEMENT
____________________________________________________

WRITTEN CONSENT IN LIEU OF
SPECIAL MEETING OF THE LIMITED PARTNERS
____________________________________________________

INTRODUCTION

     This Proxy Statement is furnished to you on behalf of the General Partners of Corporate Realty Income Fund I, L.P. (the "Partnership"), to solicit written consents in lieu of a special meeting of Limited Partners. Proxies must be received by the Partnership before January 29, 2007, the date on which all votes will be counted, provided, however, that such date may be extended from time to time by the General Partners to a date not later than February 26, 2007.

     This Proxy Statement summarizes information about the proposal that we will submit for consideration and action by written consent, as well as other information that you may find useful in deciding how to vote. The enclosed Proxy Card is the document by which you actually authorize another person to vote your interests in accordance with your instructions, as reflected on the Proxy Card.

     Our principal executive office is located at 475 Fifth Avenue, New York, New York 10017. Our telephone number is (212) 696-0701. We are first mailing these proxy materials to Unitholders on or about January 11, 2007. Unitholders of record at the close of business on January 1, 2007 will be entitled to vote.

VOTING AND VOTES REQUIRED

GENERAL

     Depositary Units (“Units”) of Limited Partnership Interests may be voted only by giving a written proxy to SB Depositary Corp. (the “Assignor Limited Partner”), as required by our partnership agreement.

RECORD DATE; VOTING SECURITIES

     The General Partners have fixed the close of business on January 1, 2007 as the record date (the “Record Date”) for determining the holders (“Unitholders”) of Units entitled to vote. As of January 1, 2007, 2,983,531 limited partnership interests were outstanding, all of which are held by the Assignor Limited Partner, which issued corresponding Units to the Unitholders. The Units represent an assignment of the economic and other rights attributable to the limited partnership interests. As of January 1, 2007, 2,983,531 Units were outstanding.

VOTES ENTITLED TO BE CAST

     Each Unit is entitled to one vote, but only by giving a proxy to the Assignor Limited Partner to vote its corresponding limited partnership interests.

VOTES REQUIRED; EFFECT OF FAILURES TO VOTE, ABSTENTIONS, AND WITHHELD VOTES

     The affirmative vote of a majority of the outstanding Units as of the Record Date is necessary to approve a proposal consisting of (i) the Plan and a dissolution of the Partnership in accordance with the terms of the Plan (the “Dissolution”) and (ii) an amendment (the “Amendment”) to our partnership agreement to authorize an affiliate (the “Affiliate”) of the General Partners to acquire properties and assets not timely sold by the Partnership, and to assume liabilities not timely satisfied by the Partnership, in liquidation.

     If you do not return your Proxy Card, the effect will be a vote against the proposal to approve the Plan, our Dissolution, and the Amendment. Abstentions also will have the effect of a vote against the Plan, our Dissolution, and the Amendment.

 Preliminary Copies

VOTING BY PROXY

     Proxies in proper form received by January 29, 2007, unless extended, will be voted in the manner specified therein. Unitholders may specify their choices by marking the appropriate boxes on the enclosed Proxy Card. If a Proxy Card is dated, signed and returned without specifying choices, the Units represented by that Proxy Card will be voted as recommended by the General Partners “FOR” approval of the Plan, our Dissolution, and the Amendment.

     A Unitholder giving a proxy may revoke it at any time before it is voted by (i) informing the Assignor Limited Partner in writing that he, she or it is revoking the proxy; or (ii) completing, executing, and delivering a Proxy Card bearing a later date.

     THE GENERAL PARTNERS REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD. For your convenience, a pre-addressed and postage-paid return envelope is enclosed for that purpose.

NO DISSENTERS’ RIGHTS

     Under Delaware law, Unitholders are not entitled to dissenters’ rights of appraisal in connection with the Plan, our Dissolution, or the Amendment.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of the Record Date, there were outstanding 2,983,531 Units.

     The following table sets forth information as of January 1, 2007 as to persons known by the Partnership to be the beneficial owner of more than five percent (5%) of the outstanding Units of the Partnership.

Name and Address	Amount and	Percent
Of	Nature of	Of
Beneficial Owner	Beneficial Ownership	Class
Vance, Teel & Company, Ltd.¹
406 E. 85th Street	724,430	24.3%
New York, New York 10028

____________________

¹ Each of Robert F. Gossett, Jr., the Individual General Partner and the President of the Corporate General Partner, and Pauline G. Gossett, the Secretary of the Corporate General Partner, own a 25% proportionate interest in Vance, Teel & Company, Ltd.

     The following table sets forth information as of January 1, 2007 with respect to the beneficial ownership of Units of the Partnership by (i) each of the General Partners, (ii) each of the directors and executive officers of the Corporate General Partner, and (iii) all General Partners and executive officers and directors of the Corporate General Partner, as a group.

Preliminary Copies

	Amount and
Name of	Nature of
Beneficial	Beneficial	Percent
Owner	Ownership	of Class
1345 Realty Corporation[1]	-0-	0%
Robert F. Gossett, Jr.[2]	181,107.5	6.1%
Pauline G. Gossett[3]	181,107.5	6.1%
All General Partners and
Directors and Executive
Officers as a group
(3 persons)	362,215	12.1%

____________________

1. 1345 Realty Corporation is the Corporate General Partner.
2. Mr. Gossett is the Individual General Partner and the President of the Corporate General Partner. Consists of Mr. Gossett’s 25% proportionate interest in Vance, Teel & Company, Ltd. He disclaims beneficial ownership of the remaining 75% proportionate interest owned by his wife, Pauline Gossett, and his two adult children.
3. Ms. Gossett is the Secretary of the Corporate General Partner. Consists of Ms. Gossett’s 25% proportionate interest in Vance, Teel & Company, Ltd. She disclaims beneficial ownership of the remaining 75% proportionate interest owned by her husband, Robert F. Gossett, Jr., and her two adult children.

     Robert F. Gossett, Jr., the Individual General Partner and an officer and director of the Corporate General Partner, and Pauline G. Gossett, an officer of the Corporate General Partner, own all of the outstanding capital stock of the Corporate General Partner.

     Registrant does not have any equity compensation plans.

APPROVAL OF PLAN, DISSOLUTION, AND AMENDMENT

GENERAL

     The General Partners are proposing the Plan, the Dissolution of the Partnership in accordance with the Plan, and the Amendment for approval by our Unitholders. The Plan and the Amendment will take effect on the date that it is approved by our Unitholders. Copies of the Plan and the Amendment are attached as Annex A and Annex B to this Proxy Statement.

     After adoption of the Plan, we anticipate that our activities will be limited to actions we deem necessary or appropriate to accomplish, inter alia, the following:

  selling our properties and other remaining assets;

  collecting, or providing for the collection of, accounts receivable, debts and other claims owing to the Partnership;

  paying, or providing for the payment of, our debts and liabilities, including both known liabilities and those that are contingent, conditional, unmatured or unknown, in accordance with Delaware law;

  winding up our remaining business activities and withdrawing from any jurisdictions in which we remain qualified to do business;

  transferring any remaining assets and liabilities to the Affiliate upon its payment of the net value of those assets and liabilities;

  complying with Securities and Exchange Commission filing requirements for so long as we are required to do so;

  making ongoing tax and other regulatory filings;

  preparing to make, and making, distributions to our partners and Unitholders of any liquidation proceeds that may be available for such distributions; and

  filing a Certificate of Cancellation with the Secretary of State of the State of Delaware.

     Under Delaware law and our partnership agreement, following approval of the Plan, our General Partners may take such actions as they deem necessary or appropriate in furtherance of the Dissolution of the Partnership and the winding up of its affairs. Approval of the Plan by a majority of the outstanding Units as of the Record Date will constitute approval of the above-listed activities, as well as all such other actions, by the Partnership.

     During the liquidation process, we will pay our employees and agents compensation for services rendered in connection with the implementation of the Plan. Your approval of the Plan will constitute your approval of the payment of any such compensation.

     Preliminary Copies

     Our General Partners may, at any time, hire employees and retain independent contractors to complete the liquidation of our remaining assets and distribute any net amount remaining from the sale of assets to our partners and Unitholders pursuant to the Plan. In addition, the General Partners have the option of establishing one or more subsidiaries which, if established, would succeed to certain or all of the assets, liabilities, and obligations of the Partnership so as to facilitate and expedite the liquidation and Dissolution of the Partnership and the distribution of liquidation proceeds to the partners and Unitholders.

     At September 30, 2006, we had approximately $707,000 in cash and receivables. Our balance sheet as of that date also reflected accounts payable and accrued expenses of approximately $5,715,000 and amounts due to the General Partners of approximately $1,067,000. Our operations presently generate sufficient cash to meet expenses as they come due. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

  Expenses incurred in connection with the Dissolution and our liquidation;

  Employees’ severance and related costs; and

  Professional, legal, accounting, consulting, and brokers’ fees.

PARTNERSHIP PROPERTIES

     Our business consists of owning and leasing to others real properties, which currently number three. Those properties are an office building located at 475 Fifth Avenue in New York, New York, an office, design, and development building net leased to Kotura, Inc. in Monterey Park, California, and an office building known as the Alamo Towers in San Antonio, Texas. We have entered into agreements to sell each of these properties. There is no material relationship between any of those purchasers and the Partnership, the General Partners, or any of their affiliates, except for the purchase and sale agreements discussed below.

     475 Fifth Avenue Sale Agreement

     On November 17, 2006, the Partnership’s wholly-owned subsidiary partnership entered into a Purchase and Sale Agreement with 350 Park TMG LLC to sell 475 Fifth Avenue situated in New York, New York.

     The subsidiary partnership owns fee title to 475 Fifth Avenue, subject to the lien of a first mortgage loan with an outstanding principal balance of approximately $30,055,000. 475 Fifth Avenue is a 23-story office building with approximately 19,150 square feet of retail space on the first floor and basement, 234,000 square feet of office space, and 5,300 square feet of basement storage space. As of October 31, 2006, approximately 72.0% of the rentable square footage of office and retail space in the building was leased (including approximately 74.0% of the office space and 47.6% of the retail space), at an average current base rent (without reduction for any free rent periods) of approximately $41.35 per square foot (approximately $35.01 per square foot of office space and $161.89 per square foot of retail space).

     The subsidiary partnership may prepay the mortgage loan, in full but not in part, on the first day of any calendar month and upon at least 30 days’ prior written notice, upon payment of all accrued and unpaid interest and any fees and costs, together with an additional payment. The General Partners estimate that the additional payment due if the loan is prepaid on March 1, 2007 would be approximately $2,792,000.

     The sale price to be paid by the purchaser for 475 Fifth Avenue is $160,000,000. In addition to the purchase price, the purchaser will pay to the subsidiary partnership $1,000,000 on account of the prepayment amount the subsidiary partnership is required to pay to the holder of the loan. The purchaser has paid into escrow the sum of $16,000,000 as an earnest money deposit towards the purchase price. Closing adjustments include utilities bills, collected rents and other payments from tenants, real estate taxes, escrow and closing fees, and recording fees.

     The sale of 475 Fifth Avenue is not subject to the purchaser’s due diligence or other investigation. The sale of the building is subject to obtaining the consent of our partners and Unitholders, which consent must be obtained by January 31, 2007. If such consent is not obtained by January 31, 2007, each of the subsidiary partnership and the purchaser shall have the right to extend to February 28, 2007 the period within which such consent must be obtained. Upon delivery to the purchaser of the written consent of our partners and Unitholders, $5,000,000 of the earnest money deposit shall be released out of escrow to the subsidiary partnership; however, that sum shall remain a part of the earnest money deposit and shall be subject to return to the purchaser in the event the purchaser becomes entitled to a refund of such deposit. In the event we do not obtain such consent of our partners and Unitholders by February 28, 2007, the purchaser may terminate the 475 Fifth Avenue sale agreement or demand that the subsidiary partnership continue its efforts to obtain consent for an additional 30 days. If such consent is not obtained within these periods, the 475 Fifth Avenue sale agreement will terminate. In the event of such a termination, the purchaser shall have a right of first offer, for a period of one year from the date of such termination, to purchase 475 Fifth Avenue for the gross purchase price at which the subsidiary partnership may propose to sell the property.

     Preliminary Copies

     The closing of the purchase and sale of 475 Fifth Avenue will occur on March 1, 2007, subject to extension by not more than five (5) business days by each of the subsidiary partnership and the purchaser and subject to the subsidiary partnership’s further right to extend the closing by not more than 60 days in the aggregate to the extent necessary to obtain the consent of our partners and Unitholders, to obtain tenant estoppel certificates, and/or to pay off the mortgage loan. The purchaser also has the right to extend the closing to the first day of the next calendar month that occurs more than 30 days following receipt by the purchaser of written notice that we have obtained the consent of our partners and Unitholders.

     The subsidiary partnership will pay sales commissions to third parties aggregating $2,415,000 in connection with the sale of 475 Fifth Avenue to the purchaser. The subsidiary partnership must also pay escrow fees, transfer taxes, title insurance premium, and other customary closing costs estimated to aggregate $5,120,000 in connection with a sale of 475 Fifth Avenue. The subsidiary partnership acquired 475 Fifth Avenue in December 1996 for a purchase price of approximately $27,440,000, inclusive of capitalized costs and related costs. At December 31, 2005, 475 Fifth Avenue had a book value estimated at approximately $30,939,000, net of accumulated depreciation.

     Kotura Sale Agreement

     On December 8, 2006, the Partnership entered into a Purchase and Sale Agreement with Great American Capital to sell the Kotura Building situated in Monterey Park, California.

     We own fee title to the Kotura Building and its 90,000 square feet of underlying land, free and clear of any liens and encumbrances. The property was built in 1985 and contains 22,250 net rentable square feet. The property was reconfigured in 2001 for use as office, design and development space for use pursuant to a net lease for the entire premises.

     The building is 100% leased to Kotura, Inc. The initial term of the lease is ten (10) years from September 1, 2001, subject to two five-year renewal options. The amended lease requires approximate annual net rent of $458,970 until August 31, 2007 ($20.63 per square foot) and increases to $472,254 in the two-year period ending August 31, 2009 ($21.22 per square foot) and $486,070 in the two-year period ending August 31, 2011 ($21.85 per square foot). This lease is a net lease and, except for certain structural and mechanical conditions, the tenant is responsible for all costs, expenses, and obligations relating to the premises and the use, operation, occupancy, management, maintenance, and repair of the building, including insurance and real estate taxes.

     The sale price to be paid by the purchaser for the Kotura Building is $5,200,000. The purchaser has paid into escrow the sum of $100,000 as an earnest money deposit towards the purchase price. Closing adjustments include utilities bills, collected rents and other payments from tenants, real estate taxes, escrow and closing fees, and recording fees.

     The sale of the Kotura Building is subject to the purchaser’s due diligence investigation. Purchaser has until January 15, 2007 to inspect the property and the due diligence documents, and to perform such other due diligence with respect to the Kotura Building as it reasonably deems necessary. If the purchaser notifies us, on or before the expiration of the inspection period, of its decision not to proceed, the Kotura sale agreement will be terminated. If, on or before the expiration of the inspection period, the purchaser either notifies us of its decision to proceed with the purchase of the Kotura Building or fails to notify us of its decision, the Kotura sale agreement will not be terminated, the purchaser must pay an additional $100,000 into escrow as an option payment that will be applied towards the purchase price, the entire $200,000 deposit will become non-refundable, the initial $100,000 deposit will be released to the Partnership, and the Partnership and the purchaser will proceed to closing.

     The closing of the purchase and sale of the Kotura Building will occur on January 30, 2007, subject to extension by not more than two (2) days by each of the Partnership and the purchaser.

Preliminary Copies

     We will pay sales commissions to third parties (including the purchaser’s agent) aggregating $416,000 in connection with the sale of the Kotura Building to the purchaser. We must also pay escrow fees, transfer taxes, title insurance premium, and other customary closing costs estimated to aggregate $100,000 in connection with a sale of the Kotura Building. The Partnership acquired the Kotura Building in July 1986 for a purchase price of approximately $4,182,000, inclusive of acquisition fees. At December 31, 2005, the Kotura Building had a book value estimated at approximately $3,967,000, net of accumulated depreciation.

     Alamo Towers Sale Agreement

     On December 15, 2006, the Partnership entered into a Purchase and Sale Agreement with James F. Cotter to sell the Alamo Towers situated in San Antonio, Texas.

     We own fee title to the Alamo Towers and its 13 acres of underlying land, free and clear of any liens and encumbrances. The Alamo Towers is an office building consisting of two stand-alone 8-story towers that were built in 1975 and 1981 and contain approximately 183,400 net rentable square feet of office space and a 10,500 square foot basement.

     As of October 31, 2006, the office space in the property was approximately 79.2% leased to 41 tenants at an average current base rent (without reduction for any free rent periods) of approximately $15.39 per square foot.

     The sale price to be paid by the purchaser for the Alamo Towers is $15,833,000. The purchaser has paid the sum of $500,000 as an option payment that will be applied towards the purchase price, but which will be released to the Partnership regardless of whether the purchaser completes its acquisition of the Alamo Towers (except in the event the Partnership defaults in its obligations under the agreement). Closing adjustments include utilities bills, collected rents and other payments from tenants, real estate taxes, escrow and closing fees, and recording fees.

     The sale of the Alamo Towers is not subject to the purchaser’s due diligence or other investigation. The closing of the purchase and sale of the Alamo Towers will occur on or before January 29, 2007, subject to extension by not more than 5 days by each of the Partnership and the purchaser and further subject to extension by not more than 15 days by the purchaser upon payment of an additional $10,000 non-refundable credit against the purchase price. In the event the purchaser defaults under the purchase and sale agreement, we will be entitled to retain the $500,000 option payment and we will receive an additional payment of $100,000 from the purchaser.

     We will pay sales commissions to third parties (including the purchaser’s agent) aggregating $791,650, plus reimbursement of up to $20,000 of the broker’s out-of-pocket expenses, in connection with the sale of the Alamo Towers to the purchaser. We must also pay escrow fees, transfer taxes, title insurance premium, and other customary closing costs estimated to aggregate $100,000 in connection with a sale of the Alamo Towers. The Partnership acquired the Alamo Towers in March 1997 for a purchase price of approximately $12,002,000, inclusive of capitalized closing and related costs. At December 31, 2005, the Alamo Towers had a book value estimated at approximately $15,348,000, net of accumulated depreciation.

Preliminary Copies

OTHER PARTNERSHIP ASSETS

     In addition to the properties and receivables and other assets listed on our balance sheet, we have four classes of contingent or intangible assets (the “Contingent Assets”).

     First, we have a judgment in the approximate amount of $4,389,400, originally obtained in New Jersey in July 2000, that we are attempting to enforce in Poland. In November 2004, the Supreme Court of Poland recognized the enforceability of a New Jersey judgment in Poland, but we are still pursuing enforcement of this judgment in Poland.

     Second, we commenced actions to collect rent payments (an aggregate annual rent of approximately $1,244,000) from tenants under leases for an aggregate of approximately 33,550 square feet of office space in the New York building. The tenants’ filings for protection under Chapter 11 of the U.S. Bankruptcy Code stayed our actions. We have filed proofs of claim in those bankruptcy proceedings.

     Third, we have filed proofs of claim in a bankruptcy proceeding commenced in 1990 by the former tenant in a building then owned by us in Boulder, Colorado. The claim, which includes amounts owed for pre-petition rent, an administrative claim for rent during the bankruptcy proceeding, and rents due for the period after the lease was rejected in the bankruptcy proceeding, was initially disallowed as untimely. The Court has agreed to reopen the case and has scheduled a hearing to consider our claim because the trustee failed to give us the required notices. The claim aggregates approximately $1,579,000, but other claims have already been paid in the bankruptcy proceeding and it is unclear whether the Court will reinstate our claim and, if so, to what extent there will be any assets available to pay our claim.

     Fourth, in 2003 we received a warrant to purchase, for $2,500, equity securities to be issued by Kotura, Inc. with an initial value of $250,000. It is unclear whether this warrant ever will have any value.

Preliminary Copies

ESTIMATED DISTRIBUTIONS

     We currently estimate that the amount ultimately distributed to our Unitholders will be approximately $42.00 per Unit, computed as follows:

Estimated Assets
	Amount
New York building[1]	$161,000,000
California building[1]	5,200,000
Texas building[1]	15,833,000
Contingent Assets[2]	642,942
TOTAL ASSETS	$182,675,942

Estimated Liabilities
	Amount
New York building sale expenses	$7,535,250
Mortgage loan payments	32,697,150
California building sale expenses	516,000
Texas building sale expenses	891,650
Outstanding third party payables
and other liabilities, net of cash,
receivables, and other assets[3]	6,600,000
Outstanding payables to the
General Partners	1,067,461
Subordinated Property Disposition
Fee[4]	2,339,510
Employee severance and
liquidation compensation	900,000
Reserve for winding-up activities,
ongoing reporting, and
contingencies[3]	750,000
TOTAL LIABILITIES	$53,297,021
AMOUNT AVAILABLE FOR
DISTRIBUTION TO PARTNERS	$129,378,921

Estimated Distributions
	Aggregate Amounts	Per Unit Amounts
Unitholders’ 99% share of
distributions until return of capital
plus 8% per annum cumulative
return (“Initial Distributions”)[5]	$122,549,444	$41.08
Unitholders’ 75% share of
distributions after return of capital
plus 8% per annum cumulative
return (“Excess Distributions”)[5]	4,192,761	1.41
TOTAL UNITHOLDER
DISTRIBUTIONS[5]	$126,742,205	$42.48

General Partners’ 1% share of
Initial Distributions	$1,239,129

General Partners’ 25% share of
Excess Distributions	1,397,587

TOTAL GENERAL PARTNER
DISTRIBUTIONS	$2,636,716

TOTAL DISTRIBUTIONS TO
UNITHOLDERS AND GENERAL
PARTNERS	$129,378,921

Preliminary Copies

1 The value of our properties is the purchase price payable by the proposed third party purchasers of such properties pursuant to executed purchase and sale agreements. If the sales of our California and Texas properties are not consummated, the Affiliate will purchase such properties on the same terms as are set forth in such purchase and sale agreements.
2 The value of the Contingent Assets is not presently ascertainable with any certainty. This amount represents unclaimed distribution checks paid by the Partnership ($142,942) plus the payment to be made by the Affiliate if all of the Contingent Assets remain unsold and uncollected at the time the Partnership is ready to make a liquidation distribution ($500,000). If we determine that we cannot redistribute unclaimed distribution checks, the amount available for distribution will be reduced accordingly.
3 The Affiliate will assume any outstanding, whether known or unknown, liabilities of the Partnership, and will receive any remaining reserve, upon its purchase of any remaining Contingent Assets from the Partnership.
4 The Subordinated Property Disposition Fee is payable to the General Partners, pursuant to the terms of the Partnership Agreement, only after the Unitholders receive distributions from the sale of the Partnership’s properties that equal their original invested capital ($25 per Unit). A portion of the Corporate General Partner’s share of this fee may be payable to certain salesmen of broker-dealers who sold the Units in 1986 and 1987.
5 These distributions would be subject to withholding tax for non-residents of New York (estimated at $2.70 per Unit for individuals and $2.96 per Unit for corporations) and California (estimated at $0.03 per Unit).

     The distribution of approximately $42.00 per Unit is our best current estimate of the amount of cash that will be available for distribution to Unitholders following liquidation of assets, satisfaction of liabilities, final winding-up and dissolution expenses and an adequate reserve for contingencies. However, we presently are not able to predict the precise nature, amount or timing of distributions, due primarily to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater, or the value of our assets is less, than we anticipate, our Unitholders may receive substantially less than we presently anticipate.

     The General Partners have adopted the Plan and approved the Dissolution and the Amendment in accordance with our partnership agreement and the terms set forth in this Proxy Statement and they recommend that our Unitholders vote “FOR” approval of the Plan, our Dissolution, and the Amendment.

THE AMENDMENT

     The Amendment consists of insertion of a new Paragraph 15.12 to the Partnership Agreement that will authorize the Affiliate to acquire any remaining properties and assets of the Partnership, including any remaining Contingent Assets and any unused reserve, in consideration of payment of the sale agreement purchase price for any unsold properties plus the value, as determined by the General Partners in their sole discretion, of any remaining Contingent Assets and other assets, net of any unsatisfied liabilities, expenses, and obligations.

     Paragraph 15.12 of the Partnership Agreement would read as follows:

     “15.12 Permitted Transactions with Affiliates of the General Partners. Notwithstanding the provisions of Paragraphs 15.4.7, 15.4.8, and 15.4.15 or any other provisions of this Agreement, the General Partners shall have the authority to cause the Partnership to sell or transfer to an affiliate of the General Partners any or all of its remaining Properties, at such prices and on terms as shall have been agreed to previously between the Partnership and one or more third party prospective purchasers, and other assets, at such prices and on such terms as the General Partners, in their sole discretion, shall determine, all for the purpose of facilitating the prompt dissolution, liquidation, and termination of the Partnership.”

FACTORS THAT OUR UNITHOLDERS SHOULD CONSIDER IN DECIDING WHETHER TO APPROVE THE PLAN, OUR DISSOLUTION, AND THE AMENDMENT

     There are many factors that our Unitholders should consider when deciding whether to vote to approve the Plan, our Dissolution, and the Amendment, including the factors set forth below.

We may not meet the anticipated timing for the Dissolution and liquidation.

     Promptly following approval of the Plan, our Dissolution, and the Amendment, we intend to work toward the sale of our remaining assets and the winding up of our remaining business. We anticipate that we will be able substantially to complete this sale and winding up prior to March 31, 2007. We expect to make a liquidation distribution as soon as practicable following approval of such Dissolution. To lend a measure of certainty to this timing, an Affiliate of the General Partners will purchase any of the Partnership’s remaining properties and assets, and assume any remaining liabilities, so that the Partnership may make its liquidation distribution in a timely manner. However, there are a number of factors that could delay our anticipated timetable, including the following:

Preliminary Copies

  delays in the disposition of our remaining assets;

  lawsuits or other claims asserted against us;

  unanticipated legal, regulatory or administrative requirements; and

  delays in settling our remaining obligations.

We cannot determine with certainty the amount of distributions that will be made to our Unitholders.

     We cannot determine with precision at this time the amount of distributions to our Unitholders pursuant to the Plan. This determination depends on a variety of factors, including, but not limited to, the amount required to settle known and unknown debts and liabilities, the resolution of any litigation and other contingent liabilities, the net proceeds from the sale of our remaining assets, and other factors. As a result, at this time we cannot determine with certainty the amount of distributions to our Unitholders. However, we have signed agreements to sell our three remaining properties, and the Affiliate has agreed to purchase two of such properties and any other assets not sold in a timely manner, and to assume any of our liabilities that are not timely satisfied, all of which permits us to estimate the amount of liquidation distributions.

We may not be able to settle all of our obligations to creditors.

     We have current and future obligations to creditors. Our estimate of ultimate distributions to our Unitholders takes into account all of our known obligations and our best estimate of the amount reasonably required to satisfy such obligations. As part of the winding up process, we will attempt to settle those obligations with our creditors. We cannot assure you that we will be able to settle all of these obligations or that they can be settled for the amounts we have estimated for purposes of calculating the likely distribution to Unitholders. If we are unable to reach agreement with a creditor relating to an obligation, that creditor may bring a lawsuit against us. Amounts required to settle obligations or defend lawsuits in excess of the estimated amounts will result in distributions to Unitholders that are smaller than those that we presently estimate or may eliminate distributions entirely. However, the Affiliate has agreed to assume any obligations that are not satisfied by the time we are ready to make our liquidation distributions.

We will continue to incur claims, liabilities and expenses which will reduce the amount available for distribution to Unitholders.

     We will continue to incur claims, liabilities, and expenses (such as employee salaries and benefits, insurance, payroll and local taxes, facilities costs, legal, accounting and consulting fees and miscellaneous office expenses) as we wind up. These expenses will reduce the amount ultimately available for distribution to our Unitholders. Available cash and amounts received from the sale of non-cash assets will be reduced by our obligations, liabilities, expenses and claims. The Affiliate’s agreement to assume any unsatisfied liabilities is intended to shorten the winding-up period, thereby avoiding ongoing expenses that will reduce liquidation distributions.

We will continue to incur the expenses of complying with public company reporting requirements.

     We currently comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though such compliance is economically burdensome. To curtail these expenses, after approval of the Plan, we intend to deregister our Units. Transferring any unsold properties and assets and any unsatisfied liabilities to the Affiliate is intended to expedite our making a final liquidation distribution, so that we will no longer be subject to these reporting requirements. If we are unable to make this timely distribution and dissolution, we may need to continue to file current reports on Form 8-K to disclose material events relating to our liquidation, along with any other reports that the Securities and Exchange Commission may require. The cost of continuing public company reporting would reduce the funds available for distribution to Unitholders.

Each Unitholder may be liable for an amount up to the amount distributed to such Unitholder by us if our reserves for payments to creditors are inadequate.

     If our Unitholders approve the Plan and our Dissolution, promptly thereafter we will settle and close our business, dispose of our property, discharge our liabilities and distribute to our partners and Unitholders all remaining assets. Under applicable Delaware law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each of our Unitholders could be held liable for payment up to the amount distributed to such Unitholder in the liquidation. In such event, a Unitholder could be required to return up to all amounts received as distributions pursuant to the Plan. Moreover, even though a

Preliminary Copies

Unitholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount will not result in a recalculation of the gain or loss on the liquidation. Instead, a Unitholder’s repayment will generally be treated as a contribution to capital that will entitle the Unitholder to deduct his, her, or its proportionate share of any Partnership loss generated by the payment of the contingent liability in the year of payment. Any such loss cannot be carried back to offset any liquidation gain recognized earlier. See “—Certain Federal Income Tax Consequences.” We cannot assure you that the contingency reserve that we will establish will be adequate to cover all expenses and liabilities.

Recordation of transfers of our Units on our transfer books will be restricted following approval of the Plan, and thereafter it generally will not be possible for Unitholders to change record ownership of our Units.

     The Partnership intends to discontinue recording transfers of our Units at the close of business on the date of Unitholder approval of the Plan (the “Plan Approval Date”). Thereafter, the Units will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of the Unitholders will be fixed in the books of the Partnership on the basis of their respective Unit holdings at the close of business on the Plan Approval Date. Further, after the Plan Approval Date, any distributions made by the Partnership will be made solely to the Unitholders of record at the close of business on the Plan Approval Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Partnership as a result of any assignments by will, intestate succession or operation of law.

The General Partners may have a potential conflict of interest in recommending approval of the Plan, our Dissolution, and the Amendment.

     In light of (i) the Subordinated Property Disposition Fee payable to the General Partners in connection with the sale of properties and (ii) the General Partners’ 25% share of distributions of cash from property sales after return to Unitholders of their original invested capital plus an 8% per annum cumulative noncompounded return on that investment, the General Partners may be deemed to have a potential conflict of interest in recommending approval of the Plan, our Dissolution, and the Amendment. See “—Certain Interests of the General Partners in Approval and Implementation of the Plan.”

The Affiliate’s acquisition of any unsold properties and assets will not be assessed independently and may present the General Partners with a conflict of interest.

     To facilitate and expedite the liquidation of the Partnership, payment of a final liquidation distribution to our partners and Unitholders, and the termination of the Partnership, the Affiliate will acquire any of our properties and assets that have not been timely sold and will assume any of our liabilities and obligations that have not been timely satisfied. Although the acquisition price of any properties will be as specified in existing third party sale agreements (net of sales commissions and selling expenses), the value of the Contingent Assets and any other assets is not readily ascertainable. The Affiliate has agreed to acquire all such properties and assets (including any remaining portion of our reserve) and assume all such liabilities and obligations, in consideration of a fixed payment to the Partnership. The amount of that payment will be determined by the General Partners without the benefit of any appraisal, valuation, fairness opinion, or other independent assessment. The General Partners may be deemed to have a potential conflict of interest in determining the amount of that payment by the Affiliate.

The General Partners face a possible conflict of interest in calculating the allocation of net income and distributions and their Subordinated Property Disposition Fee.

     The General Partners’ 1% share of Partnership net income and distributions from the sale of its last three properties increases to 25% after the Unitholders have received an amount that, when added to all prior distributions, equals their original invested capital plus an 8% per annum cumulative noncompounded return. The General Partners also will receive a Subordinated Property Disposition Fee equal to 1% of the gross sales price of each Partnership property (including those previously sold if the aggregate sales commissions and other property disposition fees and compensation paid to all persons for a particular property do not exceed 6% of the gross sales price of such property) after Unitholders have received distributions of cash from property sales equal to their original invested capital. The General Partners are determining and calculating the distributions paid to Unitholders, satisfaction of the 8% per annum return, and the amount of its Subordinated Property Disposition Fee. No independent third party will verify such determinations and calculations. Accordingly, the General Partners will face a possible conflict of interest in making such determinations and calculations in a manner that is fair to the Unitholders.

Preliminary Copies

An Affiliate of the General Partners controls a significant portion of our Units and may influence the outcome of the Unitholder vote on the Plan, our Dissolution, and the Amendment.

     An affiliate of the General Partner owns 24.3% of the total number of Units entitled to vote on the Plan, our Dissolution, and the Amendment. Consequently, a vote in favor of the Plan, our Dissolution, and the Amendment by such affiliate will constitute a significant portion of the majority vote necessary for approval. That affiliate has indicated that it intends to cause such Units to be voted “FOR” the Plan, our Dissolution, and the Amendment.

The General Partners may abandon or delay implementation of the Plan and stop our Dissolution, even if approved by our Unitholders.

     Even if the Plan and our Dissolution are approved by our Unitholders, the General Partners have reserved the right, in their discretion, to abandon or delay implementation of the Plan and our Dissolution, if they determine that doing so is in the best interests of the Partnership and our Unitholders.

BACKGROUND AND REASONS FOR THE PLAN

     Overview

     Our business consists of owning and leasing to others certain real properties. Since its inception in 1986, the Partnership has invested aggregate funds in excess of $100,000,000 (including $40,000,000 of financing proceeds) in acquiring and improving its properties, which currently consist of the three properties described above. See “—Partnership Properties.” Since October 2004, we have sold three other properties.

     In the two years after September 11, 2001, we experienced a loss of tenants at our properties (particularly 475 Fifth Avenue in New York and a building in Oklahoma City), granted rent concessions and/or reduced rental rates in connection with obtaining lease extensions at the Las Colinas, Texas and South Plainfield, New Jersey buildings, and spent millions of dollars in capital improvements at the New York and San Antonio, Texas buildings, all of which affected our liquidity. Historically, we looked to cash flow from operations, our line-of-credit mortgage loan, and working capital to provide liquidity. However, our rental revenues declined and our ability to generate additional revenues from new tenants became dependent upon our ability to fund tenant improvements and leasing commissions associated with any new leases. In addition, we exhausted our borrowing capacity. Finally, we depleted most of our working capital while increasing accounts payable and accrued expenses.

     In connection with our plan to increase liquidity, we sold our buildings in Las Colinas, Texas (October 2004), South Plainfield, New Jersey (April 2005), and Oklahoma City (December 2005) and paid in full the outstanding principal balance and accrued interest of our line-of-credit mortgage loan (December 2005). We used the proceeds from these transactions to repay that loan, in full, and to fund tenant improvements and leasing commissions at our properties and reduce accounts payable and accrued expenses.

     Demands On Liquidity And Capital Resources

     The difficulties at our properties, particularly in New York, in the aftermath of the events of September 11, 2001 and the ensuing economic downturn, abated in 2004 and our operations have since improved. We have invested capital in improving our properties with a view to increasing our revenues from real estate operations and ultimately realizing appreciation in property values. During 2005, we incurred obligations aggregating approximately $1,869,000 for building and tenant improvements and $504,000 of leasing commissions in connection with new and extended leases at our properties. During the nine months ended September 30, 2006, we incurred obligations aggregating approximately $1,102,000 for building and tenant improvements (of which approximately $607,000 had yet to be paid at September 30, 2006) and $383,000 of leasing commissions (of which approximately $343,000 remained unpaid at September 30, 2006) in New York and San Antonio, Texas. We require capital to fund additional tenant improvements as and when we lease vacant space and as tenancies turn over at our properties as well as further capital improvements at 475 Fifth Avenue (estimated at $700,000).

     The loss of rental payments from terminated and amended leases at our buildings and the tenant improvement allowances that we have incurred and can be expected to continue to pay to secure replacement tenants have placed, and will continue to place, demands on our liquidity and capital resources.

     Preliminary Copies

     Liquidity And Sources Of Cash

     At September 30, 2006, we had cash and receivables of approximately $707,000 as contrasted to accounts payable and accrued expenses of approximately $5,715,000 and amounts due to the General Partners of approximately $1,067,000. Our operations presently generate sufficient cash to meet expenses as they come due, but not enough to pay down our accounts payable and accrued expenses or to fund improvements and leasing commissions needed to lease vacant space at our buildings. During the nine months ended September 30, 2006, our accounts payable and accrued expenses increased by approximately $1,880,000 and amounts due to the General Partners decreased by approximately $393,000. The effect of deferrals of payables has been to temporarily increase the amount of our cash available for other purposes, including leasing commissions and tenant improvements associated with securing new leases.

     Our Plan To Restore Liquidity

     Our short-term challenge has been to pay down accounts payable and fund additional tenant improvements and leasing commissions associated with any new leases at our properties. We have been funding these expenditures primarily from the proceeds of the sale of properties.

     In October 2004, we sold our building in Las Colinas, Texas, for a purchase price of $16,100,000. We used $13,000,000 of proceeds from such sale as a paydown of our loan, and we also paid (i) a rent refund to the tenant, sales commissions, and other closing costs aggregating approximately $714,500 and (ii) outstanding real estate taxes, leasing commissions, and other accrued expenses related to the building totaling approximately $656,000, so that we received approximately $1,730,000 of net proceeds from the sale.

     In April 2005, we sold our building in South Plainfield, New Jersey, for $9,750,000. We used approximately $6,524,000 from the proceeds of such sale as a paydown of our loan. We granted the purchaser a credit against the purchase price in the amount of $310,000 and paid (i) sales commissions and other closing costs aggregating approximately $454,700 and (ii) outstanding real estate taxes and leasing commissions related to the building totaling approximately $335,700, so that we received net proceeds of approximately $2,132,000 from the sale.

     In December 2005, we sold our building in Oklahoma City, Oklahoma, for a gross sales price of $7,000,000. We used approximately $6,079,800 of the sale proceeds to satisfy in full the principal balance and accrued interest of our loan. We granted the purchaser a credit against the purchase price in the amount of $100,000 and paid (i) sale commissions and other closing costs aggregating approximately $230,100, (ii) outstanding leasing commissions, tenant improvements to be performed, and real estate taxes aggregating $99,200, and (iii) bank attorneys’ fees in the approximate amount of $3,400, so that we received net proceeds of approximately $487,500 from the sale.

     We have classified the Alamo Towers in San Antonio, Texas and the Kotura Building in Monterey Park, California as “held for sale,” but we have yet to succeed in consummating any agreement to sell those buildings. An agreement to sell our San Antonio, Texas building was terminated by the purchaser in May 2006. Agreements to sell our Monterey Park, California building were terminated by the purchasers in August, October, and December 2006. As discussed above, in December 2006 we entered into agreements to sell both of those properties. See “—Partnership Properties.”

     Reasons For The Plan

     In November 2006, we received several unsolicited inquiries about a sale of the New York building. Those inquiries led very quickly to offers and our signed agreement to sell that building for a gross sales price of $161,000,000. That sales price, together with the expected net proceeds from the sale of our other properties and assets, should enable us to make a liquidation distribution that will return Unitholders’ original invested capital plus an 8% per annum cumulative noncompounded return on that investment. It would also enable us to pay all of our outstanding and contingent liabilities and obligations. These benefits, together with the uncertainty surrounding our efforts to sell the San Antonio, Texas and Monterey Park, California properties, convinced the General Partners to prepare the Plan that will result in a Dissolution and liquidation of the Partnership.

Preliminary Copies

     The General Partners concluded that the distribution of our assets in a liquidation had a greater probability of producing more value to our Unitholders than other alternatives. Among the factors that the General Partners had considered, they ultimately found that the following factors weighed in favor of pursuing a Dissolution:

  The Partnership has already entered its liquidation phase in advance of the maturity date of the New York loan in September 2009 and the expiration of the term of the Partnership in December 2010.

  The Partnership’s reliance on sales of properties to finance capital and tenant improvements and leasing commissions at its remaining properties may compromise our ability to maximize Unitholder value.

  The Partnership has neither the time nor the funds to effect a significant improvement in property operations prior to selling its remaining properties.

  The General Partners believe the risk of a downturn in the commercial real estate markets in which our properties are located is not justified by any potential gains in property values over the limited period remaining in the term of the Partnership.

  The General Partners believe the limited public market for the Units would not provide comparable opportunities for Unitholders to realize value.

     The General Partners also identified and considered potentially negative factors associated with the Plan, including those set forth in this Proxy Statement under the caption “Factors That Our Unitholders Should Consider In Deciding Whether To Approve The Plan, Our Dissolution, and the Amendment.” The General Partners did not receive any report, opinion or appraisal from an outside party that is materially related to the Dissolution, including any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to our Unitholders or the fairness of the Dissolution to the Partnership or to our Unitholders who are not affiliates.

     The General Partners presently believe that it is in the best interests of the Partnership and our Unitholders to distribute to the Unitholders our net assets pursuant to the Plan. If the Plan is not approved by our Unitholders, the General Partners will explore what, if any, alternatives are available for the future of the Partnership, particularly in light of the fact that the Partnership needs to sell one or more of its properties to fund capital and tenant improvements and leasing commissions at its remaining properties and to pay down its accounts payable and accrued expenses. The General Partners do not presently believe, however, that there are viable alternatives to the Plan.

CERTAIN INTERESTS OF THE GENERAL PARTNERS IN APPROVAL AND IMPLEMENTATION OF THE PLAN

     The approval of the Plan, our Dissolution, and the Amendment by our Unitholders may have certain effects upon the General Partners, including those set forth below.

     The General Partners generally share in 1% of Partnership net income and distributions from a sale or disposition of its last three properties until the Unitholders shall have received an amount that, when added to all prior distributions, equals the original invested capital plus an 8% per annum cumulative noncompounded return; thereafter, the General Partners will share in 25% of such Partnership net income and distributions. An estimate of the amount of distributions to be paid to the General Partners is set forth above. See “—Estimated Distributions.”

     The General Partners are also entitled to receive a Subordinated Property Disposition Fee for disposition services for our properties, equal to 1% of the gross sales price of each Partnership property (including those previously sold if the aggregate sales commissions and other property disposition fees and compensation paid to all persons for a particular property do not exceed 6% of the gross sales price of such property) after Unitholders have received distributions of cash from property sales equal to their original invested capital. The General Partners will receive this fee on the San Antonio, Texas property even if that property is sold to an affiliate of the General Partners. The Subordinated Property Disposition Fee is estimated to aggregate $2,339,510. See “—Estimated Distributions.”

Preliminary Copies

     As of September 30, 2006, the Partnership was indebted to the General Partners in the approximate amount of $1,067,000 for deferred and unpaid fees. Upon the sale of its remaining properties, the Partnership will be able to pay all amounts owed to the General Partners, which payments take priority over any distributions to be made to the Unitholders.

     An affiliate of the General Partners owns an aggregate of 724,430 Units, or approximately 24.3% of the outstanding Units. Based on the estimated liquidations distributions of $42.00 per unit, this affiliate will receive distributions aggregating approximately $30,426,000 from successful implementation of the Plan and the Dissolution.

DISSOLUTION UNDER DELAWARE LAW

     Section 17-801 of the Delaware Revised Uniform Limited Partnership Act provides that, unless otherwise provided in a partnership agreement, a limited partnership may dissolve upon the affirmative vote or written consent of (i) all general partners and (ii) limited partners who own more than 2/3 of the interests in profits of the limited partnership owned by all of the limited partners. Our partnership agreement provides that the Partnership will be dissolved upon, among other events, (i) the affirmative vote of the holders of more than 50% of the outstanding Units or (ii) the sale or disposition of all of our properties and other assets. Following approval of a dissolution, the limited partnership will wind up its affairs and distribute its assets. The process of winding up includes:

  prosecution and defense of any lawsuits;

  settling and closing of any business;

  disposition and conveyance of any property;

  discharge of any liabilities;

  distribution of any remaining assets to the partners.

     Until the filing of a certificate of cancellation, the persons winding up a limited partnership’s affairs may, in the name of, and for the benefit of, the partnership conduct all appropriate winding-up activities.

PRINCIPAL PROVISIONS OF THE PLAN

     General

     We will sell or otherwise dispose of all our property and assets and distribute the net proceeds to our partners and Unitholders. This final liquidation is expected to occur as soon as practicable after approval of the Plan, our Dissolution, and the Amendment by our Unitholders. Sales of our other assets will be made in private or public transactions and on such terms as are approved by the General Partners. We do not intend to solicit any further votes of our Unitholders with respect to the approval of the specific terms of any particular sale of assets approved by the General Partners.

     Subject to the payment or the provision for payment of our indebtedness and other obligations, we intend to distribute to our partners and Unitholders any cash on hand, together with the cash proceeds of any sales of our remaining assets. While the Plan permits us to distribute non-cash assets to our Unitholders, we do not anticipate making such non-cash distributions. We intend to establish a reserve in an amount determined by the General Partners to be sufficient to pay for ongoing winding-up and reporting activities and to satisfy actual and potential liabilities, expenses, and obligations. The net balance, if any, of the reserve remaining after payment, provision, or discharge of all of our liabilities, expenses, and obligations is expected to be transferred to an Affiliate of the General Partner upon the assumption by such Affiliate of all of our remaining liabilities, expenses, and obligations.

     If all of our properties and assets are not sold or distributed promptly after adoption of the Plan, we intend to transfer such remaining properties and assets, including any remaining reserve, to the Affiliate. The Affiliate also will assume any of our remaining liabilities, expenses, and obligations. In consideration of the transfer of such properties and assets, the Affiliate will pay the net value of such properties, assets, liabilities, and obligations to the Partnership. The value of the Partnership’s remaining properties shall be the gross sales price set forth in the signed purchase and sale agreements detailed above, less sales commissions and selling expenses. The value of any remaining reserve and other assets, net of any remaining liabilities, expenses, and obligations, will be determined by the General Partners, in their sole discretion, without any appraisal, valuation report, or fairness opinion. The General Partners have determined that such net value will be $500,000 if all of the Contingent Assets are transferred to the Affiliate.

Preliminary Copies

     Following approval by our Unitholders of the Plan, our Dissolution, and the Amendment, we will wind-up the affairs of the Partnership and make a liquidating distribution to our partners and Unitholders. Thereafter, we will file a Certificate of Cancellation with the Secretary of State of the State of Delaware. The termination will become effective, in accordance with the Delaware Revised Uniform Limited Partnership Act, upon proper filing of the Certificate of Cancellation with the Secretary of State or on such later date or at such later time as may be specified in the Certificate of Cancellation.

     We expect to discontinue recording transfers of Units on the date of approval of the Plan, which will be the Plan Approval Date. Thereafter, certificates representing Units will not be assignable or transferable on our books, except by will, intestate succession or operation of law. After the Plan Approval Date, we will not issue any new Unit certificates, except in connection with such transfers or as replacement certificates.

     Abandonment Or Amendment

     Under the Plan, the General Partners may modify, amend, or abandon the Plan, notwithstanding Unitholder approval, to the extent permitted by the Delaware Revised Uniform Limited Partnership Act. In the event that a proposed modification or amendment of the Plan would, in the sole judgment of the General Partners, materially and adversely affect the interests of our Unitholders, we expect to submit the modification or amendment to our Unitholders for approval. We may not amend or modify the Plan under circumstances that would require additional Unitholder solicitations under the Delaware Revised Uniform Limited Partnership Act or the federal securities laws, unless we comply with the applicable provisions of such laws.

     Liquidation Distributions

     The General Partners have not established a firm timetable for distributions to our Unitholders if the Plan, our Dissolution, and the Amendment are approved. Subject to contingencies inherent in winding up our business, the General Partners intend to authorize any distributions as promptly as reasonably practicable. We currently expect an ultimate distribution in an amount of approximately $42.00 per Unit. However, the General Partners are currently unable to predict the precise amount or timing of distributions pursuant to the Plan. The General Partners, in their sole discretion, will determine the actual amount and timing of all distributions. We expect to wind-up most of our affairs and make final liquidation distribution to our Unitholders by March 31, 2007. To lend a measure of certainty to this timing, the Affiliate will purchase any of our remaining properties and assets, and assume any remaining liabilities, so that we may make our liquidation distributions in a timely manner.

     We do not plan to pay all of our liabilities and obligations prior to making distributions to our Unitholders. Instead, we intend to establish a reserve and set aside assets deemed by the General Partners to be adequate to provide for all such liabilities and obligations.

     It is impracticable for us to predict the amounts, if any, that ultimately will be distributed to our Unitholders, in light of uncertainties as to the precise net value, if any, of our non-cash assets and the ultimate amount of our liabilities. We will continue to incur claims, liabilities and expenses (such as employee salaries and benefits, insurance, payroll and local taxes, facilities costs, legal, accounting and consulting fees and miscellaneous office expenses) following approval of the Plan, our Dissolution, and the Amendment. These expenses will reduce the amount of assets available for ultimate distribution to Unitholders. The Affiliate’s agreement to assume any unsatisfied liabilities is intended to shorten the winding-up period, thereby avoiding ongoing expenses that could reduce liquidation distributions. While we do not believe that we can make a precise prediction of the ultimate amount of such claims, liabilities and expenses, we believe that available cash and any amounts received from the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and that we will make cash distributions to Unitholders. However, we can give no assurances that we will make cash distributions to Unitholders in any particular amount or at any particular time.

     Sales Of Our Assets

     The Plan gives the General Partners the authority to sell all of our remaining assets. Agreements for the sale of all three of our remaining properties have been signed; the sale of our New York property is contingent upon Unitholder approval of the Plan, our Dissolution, and the Amendment. Approval of the Plan, our Dissolution, and the Amendment will constitute approval of any and all such agreements and sales. We will sell our remaining assets on such terms as are approved by the General Partners. We may conduct sales by any means, including by competitive bidding or private negotiations. Any assets that are not sold by the time we are ready to make a liquidation distribution will be sold to the Affiliate. We do not intend to solicit any further Unitholder votes with respect to the approval of the specific terms of any particular sale of assets approved by the General Partners. We do not anticipate amending or supplementing this Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The sales prices of our three properties and the prices at which we will be able to sell our other assets depend largely on factors beyond our control, including, without limitation, the supply and demand for such assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and regulatory approvals, and the net price that we receive will be reduced to the extent that we employ brokers to assist in the sale of our assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Preliminary Copies

     To facilitate and expedite the liquidation of the Partnership, payment of a final liquidation distribution to our partners and Unitholders, and the termination of the Partnership, the Affiliate will acquire any of our properties (other than the New York building) and assets, including the Contingent Assets and any remaining portion of our reserve, that have not been sold, and will assume any of our liabilities, expenses, and obligations that have not been satisfied, by the time we are ready to make a liquidation distribution. The sales price of any of our properties will be as provided in our currently signed third-party purchase and sale agreements for such properties, net of sales commissions and selling expenses. The value of the Contingent Assets and any other assets is not readily ascertainable; the General Partners, in their sole discretion and without the benefit of any appraisal, valuation, fairness opinion, or other independent assessment, will determine the sales price of any such remaining assets that are acquired by the Affiliate. The General Partners have determined that the sales price for all of such Contingent Assets and other assets, net of any unsatisfied liabilities, will be $500,000 if all of the Contingent Assets are transferred to the Affiliate.

     Our sale of an appreciated asset will result in the recognition of taxable gain to the extent that the fair market value of such asset exceeds our tax basis in such asset.

     Our Conduct Following Adoption Of The Plan

     Following approval of the Plan, our Dissolution, and the Amendment by our Unitholders, our activities will be limited to winding up our affairs, taking such actions as we believe may be necessary, appropriate, or desirable to preserve the value of our assets, and distributing our assets in accordance with the Plan. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as the General Partners determine to be in the best interests of our Unitholders.

     Following Dissolution (assuming that it is approved by our Unitholders), we will continue to indemnify the General Partners and the Assignor Limited Partner in accordance with our partnership agreement for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify such persons will be satisfied out of our remaining assets. The General Partners may obtain and maintain such insurance as they believe may be necessary, appropriate, or desirable to cover our indemnification obligations under the Plan.

     Contingency Reserve

     Under the Delaware Revised Uniform Limited Partnership Act, we generally are required, in connection with our Dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. Following Unitholder approval of the Plan, our Dissolution, and the Amendment, we will pay all expenses and fixed and other known liabilities, or set aside a reserve, consisting of cash or other assets that we believe to be adequate for payment of those known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of our Dissolution. We are currently unable to provide a precise estimate of the amount of any reserve that may be required, but any such amount will be deducted before the determination of amounts available for distribution to Unitholders.

     The actual amount of any reserve will be based upon estimates and opinions of the General Partners, derived from consultations with outside experts, if the General Partners determine that it is advisable to retain such experts, and a review of, among other things, our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation, anticipated salary and benefits payments, estimated legal and accounting fees, rent, payroll and other taxes, miscellaneous office expenses, facilities costs and expenses accrued in our financial statements. Even if established, a reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case our Unitholders could be liable to return distributions made to them, up to the total amount distributed by us to that Unitholder pursuant to the Plan.

Preliminary Copies

     Partnership Subsidiaries

     If the General Partners find such action to be necessary, appropriate or desirable, we may, from time to time, transfer any of our remaining assets to one or more wholly-owned subsidiaries of the Partnership. The purpose of any subsidiaries would be to serve as a temporary repository for any property, Contingent Assets, other assets, liabilities, expenses, and obligations that cannot be sold or satisfied by the time we are ready to make a liquidating distribution to our Unitholders. We can readily achieve the complete liquidation and termination of the Partnership, despite our inability to dispose of all properties, assets, and liabilities, by selling equity ownership of the subsidiaries that hold such properties, assets, and liabilities.

     Potential Liability Of Unitholders

     Under the Delaware Revised Uniform Limited Partnership Act, in the event we fail to create an adequate reserve, or should such reserve and the assets held by the Partnership and its subsidiaries be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each Unitholder could be held liable for amounts due creditors to the extent of amounts that such Unitholder received from us under the Plan.

     If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from our reserve and the assets of our subsidiaries, a creditor could seek an injunction against us to prevent us from making distributions under the Plan. Any such action could delay and substantially diminish cash distributions to our Unitholders.

     Final Record Date

     We will discontinue recording transfers of Units on the Plan Approval Date. Accordingly, thereafter certificates representing Units will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Plan Approval Date, we will not issue any new unit certificates, other than in connection with such permitted transfers or as replacement certificates. All liquidation distributions on or after the Plan Approval Date made by us will be made to Unitholders according to their holdings of Units as of the Plan Approval Date.

     Listing And Trading Of Our Units; Termination Of Reporting Requirements

     There is no active public trading market for our Units, although a limited volume of transfers do occur.

     Our Units are registered under the Securities and Exchange Act of 1934, as amended. Because we will discontinue recording transfers of our Units as of the Plan Approval Date, and given the significant costs involved in compliance with reporting requirements and other laws and regulations applicable to public companies, upon approval of the Plan, our Dissolution, and the Amendment, liquidation of our properties, assets, and liabilities, and payment of a liquidation distribution to our partners and Unitholders, we intend to apply to terminate our registration and reporting requirements under Section 12(g) of the Securities Exchange Act of 1934.

     Absence Of Appraisal Rights

     Under the Delaware Revised Uniform Limited Partnership Act, our Unitholders are not entitled to appraisal rights for their Units in connection with the transactions contemplated by the Plan, our Dissolution, or the Amendment.

     Regulatory Approvals

     We do not believe that any material United States federal or state regulatory requirements must be met or approvals obtained in connection with the Plan, our Dissolution, or the Amendment.

     Continuing Indemnification And Insurance

     Following Unitholder approval of the Plan, our Dissolution, and the Amendment, we will continue to indemnify the General Partners and the Assignor Limited Partner in accordance with the terms of our partnership agreement, including providing indemnification for actions taken in connection with the Plan and the winding up of our business and affairs.

Preliminary Copies

     Payment Of Expenses

     In the discretion of the General Partners, we may pay brokerage, agency, professional and other fees and expenses to any person in connection with the sale or other disposition of our assets and the implementation of the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material U.S. federal income tax consequences of the Plan to the Partnership and our Unitholders, but does not purport to be a complete analysis of all the potential tax effects. Tax considerations applicable to particular Unitholders will depend on the Unitholder’s individual circumstances. The discussion addresses neither the tax consequences that may be relevant to particular categories of Unitholders subject to special treatment under certain federal income tax laws (such as foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the Plan.

     Liquidation distributions pursuant to the Plan may occur at various times and in more than one tax year. We can give no assurance that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and we will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment. If any tax consequences prove not to be as anticipated and described herein, the result could be increased taxation of Unitholders.

     Unitholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Plan and our Dissolution, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

     General Principles Of Partnership Taxation

     The Partnership is treated as a partnership for federal income tax purposes, so it is not subject to federal income tax. The Partnership files federal partnership information returns reporting its operations for each fiscal year. Unitholders are provided with federal income tax information relevant to the Partnership and their own federal income tax returns, including each Unitholder’s share of the Partnership’s ordinary income or loss, capital gain or loss, and credits for the Partnership’s fiscal year ending in the calendar year. Each taxable Unitholder is required to report on his own federal income tax return his share of Partnership items of income, gain, loss, deduction or credit and, accordingly, is subject to tax on his distributive share of Partnership income whether or not any cash distribution is made to him.

     Unitholders generally are not taxed on distributions of cash received from the Partnership. If the cash distributed by the Partnership for any fiscal year exceeds its taxable income for the year, the excess will constitute a return of capital. A return of capital is applied first to reduce the tax basis of the Unitholder’s interest in the Partnership (as described below), and any amounts in excess of such tax basis will generally be taxable as a gain from the sale of a capital asset. A Unitholder will recognize a loss upon a distribution by the Partnership only if the distribution is in liquidation of his Units. The loss would be the excess of his basis in the Units over the sum of money distributed to him.

     Basis For Units

     Generally, each Unitholder’s tax basis for his interest in the Partnership is equal to the price paid therefor plus his share of those liabilities of the Partnership with respect to which none of the partners (general or limited) has any personal liability. Each Unitholder increases (or decreases) the tax basis of his Units by the amount of his allowable share of the Partnership’s taxable income (or loss) for any year and reduces the tax basis of his Units by the amount of any distributions (including any reduction in his share of Partnership nonrecourse debts) made by the Partnership to him during such year. If the tax basis of a Unitholder’s Unit should be reduced to zero, the amount of any distributions (including any reduction in Partnership nonrecourse debts) in excess of his share of the income reported by the Partnership for any year is treated as gain from the sale or exchange of the Unitholder’s partnership interest.

Preliminary Copies

     Allocations Of Profits And Losses

     Net income, net loss, and depreciation generally are allocated 99% to the Unitholders and 1% to the General Partners until Unitholders have received distributions equal to their original invested capital plus an 8% per annum cumulative noncompounded return, after which such allocations are made 75% to the Unitholders and 25% to the General Partners. The Units include Class A Units (which were designed only for taxable investors because they are allocated a greater share of depreciation) and Class B/TE Units (which were designed only for tax-exempt investors because they are allocated a lesser share of depreciation). A Unitholder who acquired his interest from a prior owner should be aware that upon a sale or disposition he will be allocated income in the amount of the depreciation deductions with respect to the disposed property previously allocated to prior owners of the Unit although he received no benefit from such deductions. Moreover, the tax status of the original owner of a Unit determines whether depreciation is allocated to the owner of such Unit. Because of this disproportionate allocation of depreciation in favor of Class A Units, the capital accounts of holders of Class A Units decreased faster than those of holders of Class B/TE Units. Accordingly, holders of Class A Units will be allocated a greater portion of net income upon a sale of the Partnership’s properties than holders of Class B/TE Units. If a Class A Unit originally held by a taxable Unitholder was transferred, the transferee was allocated Class A depreciation regardless of whether the transferee was a taxable or tax-exempt investor. Conversely, if a Class B/TE Unit was transferred, the transferee was allocated Class B/TE depreciation with respect to such Unit even if the transferee was a taxable investor.

     Sales Or Exchanges And Recapture

     Gains or loss realized by the Partnership on sales of properties will generally be treated as long-term capital gain or loss by the partners on their tax returns. The amount of the gain or loss will be the difference between (i) the cash and other consideration received from the sale of its property and (ii) the Partnership basis in such property. Generally, gain from the sale of the Partnership’s properties will be subject to a maximum capital gains tax rate of 15%; however, that rate will be 25% to the extent of prior depreciation claimed on those properties.

     Repayment Of Distributions

     If a Unitholder is required to satisfy any Partnership liability not fully covered by our reserve by repaying any distributions made to him, her, or it, such payments would generally be treated as a contribution to capital that will entitle the Unitholder to deduct his, her, or its proportionate share of any Partnership loss generated by the payment of the contingent liability in the year of payment. If such a loss is a capital loss, it is permitted to offset other capital gains occurring within the same tax year without limitation. Such a capital loss in the hands of an individual Unitholder is subject to limitation as an offset against ordinary income up to $3,000 (including married filing jointly), except that the limitation for a married individual filing a separate return is $1,500. Further, such capital loss in the hands of an individual Unitholder can be carried forward indefinitely to succeeding years but cannot be carried back to a prior year to offset any capital gain recognized on the liquidation distribution in that prior year.

     Withholding On Distributions To Non-Residents Of States In Which Properties Are Located

     Unitholders who are corporations or non-residents of New York and California may be subject to a withholding tax with respect to any payments received pursuant to the liquidation that are attributable to the proceeds from the sale of our properties in those states. The withholding tax is imposed at a rate of 6.85% by New York and 7.0% by California. Although the precise amount of such withholding has yet to be determined, the General Partners estimate that non-residents of New York will have approximately $2.70 per Unit ($2.96 for corporate Unitholders) withheld from their liquidation distributions and non-residents of California will have $0.03 per Unit withheld. If the withholding tax applies, the amount withheld is not an additional tax, but is credited against the Unitholder’s state income tax liability.

     Taxation Of Non-United States Unitholders

     The Partnership may have to withhold as much as 35% of the liquidation distributions payable to a foreign Unitholder. Foreign corporations or persons who are not citizens or residents of the United States should consult their own tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

Preliminary Copies

     State And Local Taxes

     Unitholders may also be subject to state or local taxes and should consult their own tax advisors with respect to the state and local tax consequences of the Plan.

VOTES REQUIRED AND GENERAL PARTNERS’ RECOMMENDATION

     Approval of the Plan, our Dissolution, and the Amendment requires the affirmative vote of a majority of the total number of Units outstanding on the Record Date. Holders of Units are entitled to one vote per Unit on the matter.

     The General Partners believe that the Plan, the Dissolution, and the Amendment are in the best interests of our Unitholders. The General Partners unanimously recommend that our Unitholders vote “FOR” approval of the Plan, our Dissolution, and the Amendment. An affiliate of the General Partners that holds, as of the Record Date, an aggregate of 724,430 Units (24.3% of the votes entitled to be cast on the matter) has indicated that it will vote “FOR” the Plan, the Dissolution, and the Amendment. The General Partners are entitled to a Subordinated Property Disposition Fee and an increased share (to 25% from 1%) of liquidation distributions, after Unitholders have received specified returns on their original invested capital. Thus the General Partners have interests in the Plan and our Dissolution that are different from, and in addition to, the interests of our Unitholders. See “Voting Securities and Principal Holders Thereof” and “—Certain Interests of the General Partners in Approval and Implementation of the Plan.”

     Units represented by Proxy Cards received in time for the vote that are properly signed, dated, and returned without specifying choices will be voted “FOR” this proposal.

OTHER MATTERS

COST OF SOLICITATION

     We will bear all costs of preparing, assembling and mailing this Proxy Statement and of soliciting proxies. In addition to solicitations by mail, the General Partners and our regular employees, without additional remuneration, may solicit proxies by other means, including telephone, facsimile, e-mail and in-person meetings. We will also request that brokers, custodians and fiduciaries forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

ANNUAL REPORT AND FINANCIAL STATEMENTS

     Copies of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the Securities and Exchange Commission (but excluding exhibits), may be obtained without charge, upon written request directed to:

     Fund Administrator
     Corporate Realty Income Fund I, L.P.
     475 Fifth Avenue
     New York, NY 10017

     If you would like to request documents from us, please do so by January 15, 2007 to receive them before the vote.

HOUSEHOLDING OF CONSENT MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual and quarterly reports. This means that only one copy of our Proxy Statement may have been sent to multiple Unitholders in your household. We will promptly deliver a separate copy of any such document to you if you call us at (212) 696-0701 or write us at the above address.

Preliminary Copies

     If you would like to receive separate copies of any reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and telephone number set out above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Partnership files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (SEC File No. 0-15796). You may read and copy this information at the Public Reference Section at the SEC at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement.

     This Proxy Statement is dated January 11, 2007. There may be changes in the affairs of the Partnership after the date of this Proxy Statement, which are not reflected in this document. We have not authorized anyone to give any information or make any representation about the matters addressed in this Proxy Statement that differs from, or adds to, the information in this document or in the Partnership’s documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

/s/ Robert F. Gossett, Jr.
Robert F. Gossett, Jr.
Individual General Partner
and President, 1345 Realty Corporation,
Corporate General Partner

New York, NY
January 11, 2007

Preliminary Copies

Annex A

PLAN OF COMPLETE DISSOLUTION AND
LIQUIDATION OF CORPORATE REALTY INCOME FUND I, L.P.

     This Plan of Complete Dissolution and Liquidation (the “Plan”) is intended to accomplish the complete dissolution and liquidation of Corporate Realty Income Fund I, L.P., a Delaware limited partnership (the “Partnership”), in accordance with Section 17-801 and other applicable provisions of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”).

1. Approval and Adoption of Plan.

     This Plan shall be effective when the holders of a majority of the total outstanding limited partnership interests in the Partnership shall have adopted this Plan, including the dissolution of the Partnership and the sale of all or substantially all of the Partnership’s assets in connection therewith, by written consent in lieu of a meeting of the Partners.

2. Dissolution and Liquidation Period.

     Once the Plan is effective, the steps set forth below shall be completed at such times as the General Partners, in their absolute discretion, deem necessary, appropriate or advisable. Without limiting the generality of the foregoing, the General Partners may delay the taking of any of the following steps until the Partnership has performed such actions as the General Partners determine to be necessary, appropriate or advisable for the Partnership to maximize the value of its assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

(a) The cessation of all of the Partnership’s business activities and the withdrawal of the Partnership from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Partnership pursuant to Section 17-803 of the DRULPA;

(b) The negotiation and consummation of sales of all of the assets and properties of the Partnership, including the assumption by the purchaser or purchasers of any or all liabilities of the Partnership, insofar as the General Partners deem such sales to be necessary, appropriate or advisable;

(c) The transfer to an affiliate (the “Affiliate”) of the General Partners of the Partnership’s remaining properties and assets and any unsatisfied liabilities upon payment by the Affiliate of the net value of such properties, assets, and liabilities. The value of the Partnership’s remaining properties shall be the gross sales price set forth in signed purchase and sale agreements for such properties as detailed in the Partnership’s Proxy Statement to which this Plan is annexed as Annex A, less sales commissions and selling expenses. The value of any other remaining assets, including a contingency reserve, net of any remaining liabilities, expenses, and obligations, will be determined by the General Partners in their sole discretion. In making such determination as to the Contingent Assets (as defined in the Partnership’s Proxy Statement to which this Plan is annexed as Annex A), the General Partners will consider, among other criteria, the amount of the judgment or claim, the likelihood of obtaining a judgment, collection risks, and the costs of pursuing recovery. The General Partners have determined that the approximate combined value of all of the Contingent Assets, net of any liabilities, is $500,000;

(d) The payment, or the making of adequate provision for payment, of all claims made against the Partnership and not rejected, including all expenses of the sale of assets and of the dissolution and liquidation provided for by the Plan, and all claims that have not been made known to the Partnership or that have not arisen but are likely to arise or become known to the Partnership within 10 years after the date of dissolution, all in accordance with Section 17-804 of the DRULPA;

(e) The distribution of the remaining funds of the Partnership and the distribution of remaining unsold assets of the Partnership, if any, to its partners pursuant to Sections 4, 7 and 8 below; and

(f) The filing of a Certificate of Cancellation of the Partnership (the “Certificate of Cancellation”) pursuant to Section 17-203 of the DRULPA specifying the date upon which the Certificate of Cancellation will become effective (the “Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the existence of the Partnership.

     The adoption of the Plan by the holders of the Partnership’s outstanding limited partnership interests shall constitute full and complete authority for the General Partners, without further Limited Partner action, to proceed with the dissolution and liquidation of the Partnership in accordance with any applicable provision of the DRULPA.

Preliminary Copies

3. Authority of General Partners.

     After approval of the Plan, the General Partners shall continue in their positions for the purpose of winding up the affairs of the Partnership as contemplated by Delaware law. The General Partners may hire employees and retain independent contractors in connection with the winding up process, and are authorized to pay to the Partnership’s employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan, provided that any such compensation shall be fair and reasonable with respect to the efforts extended by any recipient of such compensation. Adoption of this Plan by holders of a majority of the Partnership’s outstanding limited partnership interests shall constitute the approval of the General Partners’ authorization of the payment of any such compensation.

     The adoption of the Plan by the holders of the Partnership’s outstanding limited partnership interests shall constitute full and complete authority for the General Partners, without further Limited Partner action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the General Partners deem necessary, appropriate or advisable: (i) to dissolve the Partnership in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Partnership; (iii) to satisfy or provide for the satisfaction of the Partnership’s obligations in accordance with Section 17-804 of the DRULPA; and (iv) to distribute all of the remaining funds of the Partnership and any unsold assets of the Partnership to the holders of the outstanding limited partnership interests in accordance with their respective percentage interests.

4. Conversion of Assets Into Cash or Other Distributable Form.

     The General Partners, employees and agents of the Partnership shall, as promptly as feasible, proceed to collect all sums due or owing to the Partnership, to sell and convert into cash any and all of its assets and, out of the assets of the Partnership, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Partnership pursuant to Section 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by the Plan.

5. Professional Fees and Expenses.

     It is specifically contemplated that the General Partners may authorize the payment of a retainer fee to a law firm or law firms selected by the General Partners for legal fees and expenses of the Partnership, including, among other things, to cover any costs payable pursuant to the indemnification of the General Partners provided by the Partnership pursuant to its Agreement of Limited Partnership or the DRULPA or otherwise.

     In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Partnership may, in the sole and absolute discretion of the General Partners, pay any brokerage, agency and other fees and expenses of persons rendering services to the Partnership in connection with the collection, sale, exchange or other disposition of the Partnership’s property and assets and the implementation of this Plan.

6. Indemnification.

     The Partnership shall continue to indemnify its General Partners and Assignor Limited Partner in accordance with its Agreement of Limited Partnership, for actions taken in connection with this Plan and the winding up of the affairs of the Partnership. The General Partners, in their sole and absolute discretion, are authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Partnership’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7. Partnership Subsidiaries.

     To facilitate and expedite the dissolution and liquidation of the Partnership and the distribution of liquidation proceeds to its partners, the Partnership may, but is not required to, form one or more subsidiaries to which the Partnership would transfer certain or all of its properties, other assets, and liabilities. In the event the Partnership is unable to sell such properties and assets and satisfy such liabilities in a timely manner, the Affiliate would purchase the subsidiaries’ equity interests for an amount equal to the net value of such properties, assets, and liabilities. The Partnership could then distribute its liquidation proceeds and terminate while the subsidiaries continue the liquidation process.

Preliminary Copies

8. Liquidating Distributions.

     Liquidating distributions, in cash or in kind, shall be made from time to time after the adoption of the Plan to the holders of record, at the close of business on the date of adoption of the Plan as provided in Section 2 above, of outstanding limited partnership interests in accordance with their respective percentage interests, provided that in the opinion of the General Partners adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Partnership (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Partnership). All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the General Partners and in accordance with Section 17-804 of the DRULPA. Distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Partnership within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

9. Amendment, Modification or Abandonment of Plan.

     If for any reason the General Partners determine that such action would be in the best interests of the Partnership, they may amend, modify or abandon the Plan and all action contemplated thereunder, notwithstanding Limited Partner approval of the Plan, to the extent permitted by the DRULPA; provided, however, that the Partnership will not amend or modify the Plan under circumstances that would require additional Limited Partner approval under the DRULPA and the federal securities laws without complying with the DRULPA and the federal securities laws. The Plan is specifically contingent upon the sale of the Partnership’s New York real property to a third party, the failure of which may require abandonment or material amendment of the Plan. Upon the abandonment of the Plan, the Plan shall be void.

10. Cancellation of Limited Partnership Interests.

     Following adoption of the Plan, the Partnership shall no longer permit or effect transfers of any of its limited partnership interests or depositary units of limited partnership interests and such interests will be treated as no longer being outstanding on the Effective Date.

11. Filing of Tax Forms.

     The General Partners are authorized and directed, after the Effective Date, to execute and file such forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

Preliminary Copies

Annex B

AMENDMENT TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT
CORPORATE REALTY INCOME FUND I, L.P.

     The undersigned, desiring to amend the Amended and Restated Partnership Agreement of Corporate Realty Income Fund I, L.P., dated as of July 24, 1995 (the “Partnership Agreement”), hereby make and execute the following amendment to the Partnership Agreement, effective as of January __, 2007.

     1. A new paragraph 15.12 is hereby added, to read as follows:

“15.12 Permitted Transactions with Affiliates of the General Partners. Notwithstanding the provisions of Paragraphs 15.4.7, 15.4.8, and 15.4.15 or any other provisions of this Agreement, the General Partners shall have the authority to cause the Partnership to sell or transfer to an affiliate of the General Partners any or all of its remaining Properties, at such prices and on terms as shall have been agreed to previously between the Partnership and one or more third party prospective purchasers, and other assets, at such prices and on such terms as the General Partners, in their sole discretion, shall determine, all for the purpose of facilitating the prompt dissolution, liquidation, and termination of the Partnership.”

     2. Except as otherwise provided above, the Partnership Agreement shall remain in full force and effect.

     3. The foregoing amendment to the Partnership Agreement is hereby made by the General Partners, with the consent of the Limited Partners and Unitholders, by a Majority Vote pursuant to Paragraph 16.2.4 of the Partnership Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the ____ day of January 2007.

GENERAL PARTNERS:

1345 REALTY CORPORATION

By:
Robert F. Gossett, Jr.,
President

ROBERT F. GOSSETT, JR.

ASSIGNOR LIMITED PARTNER:

SB DEPOSITARY CORP.

By:
Robert F. Gossett, Jr.,
President

Preliminary Copies

THIS PROXY IS SOLICITED ON BEHALF OF
THE GENERAL PARTNERS OF

CORPORATE REALTY INCOME FUND I, L.P.

FOR WRITTEN CONSENT IN LIEU OF A
SPECIAL MEETING OF LIMITED PARTNERS

     The undersigned holder of depositary units of limited partnership interests (“Units”) in Corporate Realty Income Fund I, L.P. (the “Partnership”) hereby appoints Robert F. Gossett, Jr. and Madeline Matlak, and each of them, as lawful attorneys-in-fact and proxies, with several power of substitution, for and in the name of the undersigned, to represent and vote, as designated below, all limited partnership interests attributable to Units which the undersigned is entitled to vote as a Unitholder of record on January 1, 2007, upon the terms described in the Proxy Statement dated January 11, 2007. The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such Units.

APPROVAL OF THE PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION,
DISSOLUTION, AND THE AMENDMENT

To approve the Plan of Complete Dissolution and Liquidation of the Partnership, the dissolution of the Partnership in accordance with the terms of such Plan of Complete Dissolution and Liquidation, and the Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership, all substantially in the form presented to the Unitholders in the Proxy Statement.

FOR	AGAINST	ABSTAIN

❑	❑	❑

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE UNITS REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” APPROVAL OF THE PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION, DISSOLUTION OF THE PARTNERSHIP, AND THE AMENDMENT.

Preliminary Copies

Please date and sign this proxy exactly as your name appears hereon.

Date	Signature of Unitholder

Additional Signature of Joint Owner (if any)

If Units are jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer, or partner, please give full title.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE GENERAL
PARTNERS, JUST SIGN, DATE AND RETURN THIS PROXY—NO BOXES NEED BE
CHECKED.